Exhibit 99.1

McClatchy Reports Fourth Quarter 2014 Earnings

- Closed on sale of interest in Cars.com; $631.8 million in proceeds net of costs

- Reduced debt by $523 million in Q4 2014

- Revenue categories other than print newspaper advertising over 62% of 2014 total vs. 59% in 2013

- Audience revenues grew 5.2% in Q4 2014 compared to Q4 2013 quarter

- Digital-only advertising revenues, excluding Apts.com revenues, up 6.3% compared to Q4 2013 quarter and up 10.6% for full year 2014 compared to full year 2013

SACRAMENTO, Calif., Feb. 11, 2015 /PRNewswire/ -- The McClatchy Company (NYSE-MNI) today said net income from continuing operations for the fourth quarter 2014, which includes the gain on the sale of McClatchy's interest in Cars.com, was $303.0 million, or $3.45 per share, compared to net income from continuing operations in the 2013 fourth quarter of $11.9 million, or $0.13 per share. Excluding the net impact of certain items listed below, adjusted net income from continuing operations in the fourth quarter of 2014 was $11.0 million, compared to net income from continuing operations, adjusted for similar items, of $29.4 million in the fourth quarter of 2013.

Discontinued operations had no material impact on net income in the fourth quarter of 2014. Net income in the fourth quarter of 2013, including the impact of discontinued operations, was $12.5 million, or $0.14 per share.

The previously announced sale of McClatchy's 25.6% interest in Cars.com to Gannett Co., Inc. closed on Oct. 1, 2014. Proceeds to McClatchy, net of transaction costs, were $631.8 million. Pursuant to the sale agreement, $25.6 million of the company's net proceeds are being held in escrow until Oct. 1, 2015. Just prior to the closing of the transaction, Cars.com distributed approximately $6 million to McClatchy reflecting its share of earnings. After-tax proceeds from the sale are approximately $406 million.

The company reduced debt by $523 million in the fourth quarter of 2014, including $344 million of first lien bonds due in 2022, $150 million of unsecured bonds due in 2017 and the retirement of $29 million of unsecured bonds due Nov. 1, 2014. As a result, first lien debt has been reduced significantly and outstanding debt now stands at approximately $1.0 billion.

Pat Talamantes, McClatchy's president and CEO, said, "We took strategic monetization actions in 2014 that are having an immediate impact on our company and will benefit us well into the future. Funds received from the monetization of our investments in Apartments.com and Cars.com, along with our sale of the Anchorage Daily News, were put to work in the fourth quarter of 2014 to reduce approximately $523 million of our outstanding debt. Cash interest expense will be down by about $40 million in 2015 due to the recent debt reduction efforts."

Talamantes continued, "Operational results in the fourth quarter were hampered by the continued sluggishness in the print retail environment and also reflected a difficult comparison to the 2013 fourth quarter, our strongest quarter for revenue performance in 2013. Additionally, national advertising remains a challenging category across the industry for regional newspaper companies. Digital advertising and audience revenues continued to grow: total digital-only advertising revenues, excluding the impact of selling Apartments.com in April of 2014, grew 6.3% in the fourth quarter and 10.6% for all of 2014 compared to the same periods in 2013, and audience revenues were up 5.2% in the fourth quarter. Together with direct marketing and other non-traditional revenues, revenue categories other than print newspaper advertising accounted for over 62% of our total revenues for all of 2014 compared to 59% in 2013."

Fourth Quarter Results

Total revenues in the fourth quarter of 2014 were $317.6 million, down 5.9% compared to the fourth quarter of 2013. Advertising revenues were $209.2 million, down 10.8% compared to the same quarter last year. The softness in the print retail and national advertising environment continued to negatively impact print and direct marketing advertising revenues. Advertising comparisons also reflect the relatively stronger fourth quarter in 2013 and the loss of revenues resulting from the disposition of Apartments.com in April 2014.

Digital-only advertising was up 3.4% in the quarter compared to the fourth quarter of 2013 which included Apartments.com revenues, and was up 6.3% excluding Apartments.com-related revenues in 2013. Total digital advertising revenues were down 0.7% compared to the same quarter last year but were up 1.0% excluding Apartments.com-related revenues from 2013. During 2013, McClatchy had its strongest quarter of digital growth in the fourth quarter, which impacted comparisons in 2014. In the fourth quarter of 2013, digital-only advertising revenues were up 13.8% and total digital advertising grew 2.3%.

Direct marketing advertising revenues declined 9.3% in the quarter and reflect in part the elimination of certain niche products in the third quarter of 2014. Total digital and direct marketing advertising represented 42.5% of fourth quarter 2014 advertising revenues on a combined basis.

Audience revenues were $95.5 million, up 5.2% from the same quarter in 2013 and were down 0.3% for the quarter excluding an increase of $5.0 million in revenues related to the transition to fee-for-service audience delivery contracts at certain newspapers. The monthly unique visitor count finished the quarter up 2.9% compared to the same quarter last year. For all of 2014 unique visitors grew 13.7%, a level that was achieved despite the lowering of the current free view limitation for desktop readers down to five news stories from 15 stories at the end of 2013. Mobile users continue to grow and represented 50.0% of total monthly unique visitors in the quarter.

Results in the fourth quarter of 2014 included the following items:

  Loss from the extinguishment of debt totaling $72.8 million ($46.2 million after-tax);
  A gain on the sale of McClatchy's interest in Cars.com totaling $559.8 million ($347.5 million after-tax);
  Non-cash charges totaling $11.2 million ($6.9 million after-tax) related to (i) outsourcing or eliminating certain business operations at several newspapers, (ii) the write-off of the company's investment in the Ponderay Newsprint Company and (iii) masthead impairments at certain newspapers; and
  Other charges totaling $2.9 million ($2.3 million after-tax).

Operating cash expenses, excluding severance, an increase in costs related to the transition to fee-for-service audience delivery contracts at certain newspapers and other charges discussed above, declined 0.3% from the same quarter last year. This decrease is in spite of an increase of $3.7 million from investments related to new revenue and cost initiatives and digital infrastructure such as new enterprise-wide systems and approximately $3.8 million in higher costs associated with the company's new Cars.com affiliate agreement entered into on Oct.1, 2014. The company recorded $5.0 million in higher expenses related to the accounting for the transition to fee-for-service audience delivery contracts at certain newspapers. This amount was also reflected as an increase in audience revenues as previously discussed, and had no net impact on operating cash flows. Including the audience delivery costs, cash expenses increased approximately $4.3 million in the fourth quarter, or 1.8%, from the fourth quarter of 2013, while audience revenues grew 5.2% including the impact of the different accounting of these same delivery costs.

Operating cash flow from continuing operations was $71.9 million in the fourth quarter of 2014, down 25.2% compared to the fourth quarter last year. (Non-GAAP measurements impacting income from continuing operations, cash expenses and operating cash flows are discussed below.)

Full Year Results

Total revenues for full year 2014 were $1.168 billion, down 3.9% from full year 2013. Total advertising revenues were $753.1 million, down 8.4%, and audience revenues were $366.6 million, up 5.9%. Audience revenues were down 0.5% excluding an increase of $22.0 million in revenue related to the transition to fee-for-service audience delivery contracts at certain newspapers. Digital-only advertising revenues were up 7.3% from full year 2013, and were up 10.6% excluding Apartments.com revenues from both the 2013 and 2014 results.

Income from continuing operations for full year 2014 was $376.0 million, or $4.26 per share, compared to income from continuing operations for full year 2013 of $16.4 million, or $0.19 per share. The loss from discontinued operations for full year 2014 was $2.0 million, or $0.03 per share, and reflects the after-tax loss on the sale and operating results of the Anchorage Daily News.

Net income for full year 2014, including the impact of discontinued operations, was $374.0 million, or $4.23 per share, compared to net income of $18.8 million, or $0.22 per share, for full year 2013.

The company recorded income from continuing operations for full year 2014, excluding the net impact of certain items itemized below, of $7.0 million. Income from continuing operations for full year 2013, when adjusted for similar items, was $44.9 million. (Non-GAAP measurements are discussed below.)

Results for full year 2014 included the following items:

  Loss from the extinguishment of debt totaling $72.8 million ($46.2 million after-tax);
  Gains recorded in equity income from McClatchy's portion of the sale of Apartments.com and the sale of its 50% partnership interest in McClatchy-Tribune Information Services ("MCT") of $145.9 million ($90.0 million after-tax);
  A gain on the sale of McClatchy's interest in Cars.com totaling $559.3 million ($347.2 million after-tax);
  Non-cash charges totaling $13.5 million ($8.4 million after-tax) related to (i) outsourcing or eliminating certain business operations at several newspapers, (ii) write downs of certain equity investments and (iii) masthead impairments at certain newspapers;
  Severance charges totaling $5.5 million ($3.4 million after-tax);
  Accelerated depreciation totaling $13.5 million ($8.3 million after-tax) related to newspaper production equipment associated with outsourcing or relocation initiatives; and
  Other charges totaling $3.3 million ($1.9 million after-tax).

Operating cash flow from continuing operations was $210.5 million for full year 2014, down 22.6% compared to full year 2013. (Non-GAAP measurements impacting income from continuing operations, cash expenses and operating cash flows are discussed below.)

Other Fourth Quarter Business and Financial Highlights

Income from equity investments declined $13.3 million in the fourth quarter primarily due to the sale of the company's interest in Classified Ventures (Cars.com and Apartments.com) along with a non-cash charge related to the write-off of the company's investment in the Ponderay Newsprint Company. Income from equity investments also included results from Classified Ventures in the fourth quarter of 2013 with no results in 2014 (Apartments.com sold on April 1, 2014, and Cars.com sold on Oct. 1, 2014).

Debt at the end of the fourth quarter was $1.0 billion. The company finished the quarter with $220.9 million in cash, including a $6.75 million cash distribution from Careerbuilder received in late December 2014. Cash, proforma for the payment of taxes due in the first quarter of 2015 related to fourth quarter transactions (sale of Cars.com and repurchase of notes) was approximately $29.8 million at the end of the fourth quarter.

During the fourth quarter, the company amended its credit agreement and entered into a separate letter of credit arrangement on Oct. 21, 2014. These moves increased borrowing capacity under the company's credit agreement and reduced existing costs. The leverage ratio at the end of the fourth quarter as defined in the company's credit agreement was 3.73 times cash flow compared to a required leverage covenant of 6.0 times cash flow (as defined). Based on proforma cash, after paying taxes on the fourth quarter transactions, the leverage ratio was 4.58 times cash flow (as defined).

Outlook

Looking to full year 2015, the company expects to continue its digital transformation and revenue diversification. Nearly two-thirds of its revenues are derived from sources other than print newspaper advertising. In 2015 the company expects to focus on growing revenue sources that include digital and direct marketing advertising, audience and other non-traditional revenues. Management expects newspaper print advertising to be a smaller share of overall advertising, due in part to expected double-digit growth in digital-only advertising revenues and solid performance in both direct marketing and audience revenues.

As part of its digital transformation, McClatchy will also focus on reducing legacy costs tied to its print newspaper products – primarily production and distribution expenses. Management expects that even with higher pension costs, investments in new digital products, enterprise-wide computer systems, and approximately $9 million in additional Cars.com expenses as a result of the company's new Cars.com affiliate agreement, the reductions in legacy costs will help to stabilize cash flow over the course of 2015. Total cash expenses excluding unusual items are expected to decline in the low single-digit range from 2014, and to be reduced further if needed based upon the revenue environment.

The company expects 2015 to be another year of continuing improvement in the company's financial condition. Interest costs are expected to be lower by approximately $40 million in 2015 compared with 2014. The company expects no required pension plan contributions in 2015 and anticipates about $20 million in capital expenditures next year.

In connection with the recent sale of McClatchy's interest in Cars.com equity investment, management is performing a review of its digital agreements related to the sales of third party digital advertising products to identify whether the revenues from the sale of such products and services should be reported gross, with wholesale fees paid to the third parties reported as expense, or reported as net revenues. If reported as net revenues, the wholesale fees paid to third parties are recorded as a reduction of the associated revenues. Neither method of reporting has any impact on the company's operating income, operating cash flows or earnings. The company expects to complete this review before it files its Form 10-K with the Securities and Exchange Commission (SEC) in early March, 2015.

The company's statistical report, which summarizes revenue performance for the fourth quarter of 2014, is attached.

Non-GAAP Financial Measures

In addition to the results reported in accordance with accounting principles generally accepted in the United States ("GAAP") included in this press release, the company has presented non-GAAP financial measures such as adjusted net income from continuing operations, operating cash flow, operating cash flow margin and proforma cash balances. Adjusted net income from continuing operations is defined as net income from continuing operations excluding amounts (net of tax) for a loss (gain) on the extinguishment of debt, a gain related to an equity investment distribution, gains on the sale of equity investments, impairment charges related to equity investments, intangible asset impairment charges, a gain on the sale of Miami property, severance charges, accelerated depreciation on equipment, real estate related charges, certain other charges, reversal of interest on tax items and certain discrete tax items. Operating cash flow is defined as operating income plus depreciation and amortization, severance charges and certain other charges. Operating cash flow margin is defined as operating cash flow divided by total net revenues. These non-GAAP financial measures are reconciled to GAAP measures in the attached schedule. Management believes these non-GAAP measures, when read in conjunction with the company's GAAP financials, provide useful information to investors by offering:

  the ability to make more meaningful period-to-period comparisons of the company's ongoing operating results;
  the ability to better identify trends in the company's underlying business;
  a better understanding of how management plans and measures the company's underlying business; and
  an easier way to compare the company's most recent operating results against investor and analyst financial models.

These non-GAAP financial measures should not be considered a substitute or an alternative to these computations calculated in accordance with and required by GAAP. McClatchy's non-GAAP financial measures may not be comparable to similarly titled measures presented by other companies.

Conference Call Information

At noon Eastern time today, McClatchy will review its results in a conference call (877-278-1205, pass code 73449696) and webcast (www.mcclatchy.com). The webcast will be archived at McClatchy's website.

About McClatchy

The McClatchy Company is a 21st century news and information leader, publisher of iconic brands such as the Miami Herald, The Kansas City Star, The Sacramento Bee, The Charlotte Observer, The (Raleigh) News and Observer, and the (Fort Worth) Star-Telegram. McClatchy operates media companies in 28 U.S. markets in 14 states, providing each of its communities with high-quality news and advertising services in a wide array of digital and print formats. McClatchy is headquartered in Sacramento, Calif., and listed on the New York Stock Exchange under the symbol MNI.

Additional Information

Statements in this press release regarding future financial and operating results, including revenues, anticipated savings from cost reduction efforts, cash flows, debt levels, as well as future opportunities for the company and any other statements about management's future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," "estimates" and similar expressions) should also be considered to be forward-looking statements. There are a number of important risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: McClatchy may not generate cash from operations, or otherwise, necessary to reduce debt or meet debt covenants as expected; we may not be successful in the reducing debt whether through tenders offers, open market repurchase programs or other negotiated transactions; transactions may not close as anticipated or result in cash distributions in the amount or timing anticipated; McClatchy may not successfully implement audience strategies designed to increase audience revenue and may experience decreased audience volumes or subscriptions; McClatchy may experience diminished revenues from retail, classified, national and direct marketing advertising; McClatchy may not achieve its expense reduction targets or may do harm to its operations in attempting to achieve such targets; McClatchy's operations have been, and will likely continue to be, adversely affected by competition, including competition from internet publishing and advertising platforms; increases in the cost of newsprint; bankruptcies or financial strain of its major advertising customers; litigation or any potential litigation; geo-political uncertainties including the risk of war; changes in printing and distribution costs from anticipated levels, including changes in postal rates or agreements; changes in interest rates; changes in pension assets and liabilities; changes in factors that impact pension contribution requirements, including, without limitation, the value of the company-owned real property that McClatchy has contributed to its pension plan; increased consolidation among major retailers in our markets or other events depressing the level of advertising; our inability to negotiate and obtain favorable terms under collective bargaining agreements with unions; competitive action by other companies; and other factors, many of which are beyond our control; as well as the other risks detailed from time to time in the company's publicly filed documents, including the company's Annual Report on Form 10-K for the year ended Dec. 29, 2013, filed with the U.S. Securities and Exchange Commission. McClatchy disclaims any intention and assumes no obligation to update the forward-looking information contained in this release.

THE MCCLATCHY COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; Amounts in thousands, except per share amounts)

	Quarters Ended		Twelve Months Ended
	December 28,	December 29,	December 28,	December 29,
	2014	2013	2014	2013
REVENUES - NET:
Advertising	$ 209,212	$ 234,439	$ 753,106	$ 822,128
Audience	95,478	90,757	366,592	346,311
Other	12,924	12,361	48,177	46,409
	317,614	337,557	1,167,875	1,214,848
OPERATING EXPENSES:
Compensation	99,253	103,821	411,881	422,981
Newsprint, supplements and printing expenses	30,659	32,034	114,801	120,551
Depreciation and amortization	23,613	34,356	113,638	121,570
Other operating expenses	115,722	108,871	437,005	411,621
Asset impairments	7,203	14,200	8,227	17,181
	276,450	293,282	1,085,552	1,093,904

OPERATING INCOME	41,164	44,275	82,323	120,944

NON-OPERATING (EXPENSES) INCOME:
Interest expense	(27,490)	(32,461)	(127,503)	(135,381)
Interest income	190	5	254	53
Equity income (loss) in unconsolidated companies, net	(5,725)	7,543	19,084	42,651
Gains related to equity investments	559,786	-	705,247	-
Loss on extinguishment of debt, net	(72,777)	-	(72,777)	(13,643)
Gain on sale of Miami property	-	-	-	12,938
Other - net	61	360	579	541
	454,045	(24,553)	524,884	(92,841)

Income from continuing operations before taxes	495,209	19,722	607,207	28,103
Income tax provision	192,199	7,778	231,230	11,659
INCOME FROM CONTINUING OPERATIONS	303,010	11,944	375,977	16,444

INCOME (LOSS) FROM DISCONTINUED OPERATIONS, NET OF TAXES	(368)	583	(1,988)	2,359
NET INCOME	$ 302,642	$ 12,527	$ 373,989	$ 18,803

Net income (loss) per common share:
Basic:
Income from continuing operations	$ 3.48	$ 0.14	$ 4.33	$ 0.19
Income (loss) from discontinued operations	(0.01)	0.01	(0.02)	0.03
Net income per share	$ 3.47	$ 0.15	$ 4.31	$ 0.22

Diluted:
Income from continuing operations	$ 3.45	$ 0.13	$ 4.26	$ 0.19
Income (loss) from discontinued operations	(0.01)	0.01	(0.03)	0.03
Net income per share	$ 3.44	$ 0.14	$ 4.23	$ 0.22

Weighted average number of common shares used to calculate basic and diluted earnings per share:
Basic	87,111	86,340	86,797	86,201
Diluted	87,884	87,398	88,357	87,136

THE McCLATCHY COMPANY
Reconciliation of GAAP Measures to Non-GAAP Amounts
(In thousands)

Reconciliation of Operating Income from Continuing Operations to Operating Cash Flows

	Quarters Ended		Year Ended
	December 28,	December 29,	December 28,	December 29,
	2014	2013	2014	2013
REVENUES - NET:
Advertising	$ 209,212	$ 234,439	$ 753,106	$ 822,128
Audience	95,478	90,757	366,592	346,311
Other	12,924	12,361	48,177	46,409
	317,614	337,557	1,167,875	1,214,848
OPERATING EXPENSES:
Compensation excluding severance charges	98,768	100,539	406,393	418,134
Newsprint, supplements and printing expense	30,659	32,034	114,801	120,551
Other cash operating expenses	116,331	108,871	436,185	404,308
Cash operating expenses excluding severance and other charges	245,758	241,444	957,379	942,993
Severance charges	485	3,282	5,488	4,847
Other charges	6,594	14,200	9,047	24,494
Depreciation and amortization	23,613	34,356	113,638	121,570
Total operating expenses	276,450	293,282	1,085,552	1,093,904

OPERATING INCOME	41,164	44,275	82,323	120,944
Add back:
Depreciation and amortization	23,613	34,356	113,638	121,570
Severance charges	485	3,282	5,488	4,847
Other charges	6,594	14,200	9,047	24,494
OPERATING CASH FLOW	$ 71,856	$ 96,113	$ 210,496	$ 271,855

OPERATING CASH FLOW MARGIN	22.6%	28.5%	18.0%	22.4%

Reconciliation of Income from Continuing Operations to Adjusted Net Income

Income from continuing operations:	$ 303,010	$ 11,944	$ 375,977	$ 16,444

Add back certain items, net of tax:
Loss (gain) on extinguishment of debt	46,163	(15)	46,163	8,641
Gain related to equity investment distribution	102		(88,944)
Gain on sale of equity investments	(347,473)		(348,259)
Impairment charges related to equity investments	4,431	1,878	4,928	1,878
Intangible asset impairment charges	3,146	3,390	3,146	3,390
Gain on sale of Miami property	-	14		(8,194)
Severance charges	800	2,052	3,405	2,977
Accelerated depreciation on equipment	(4)	4,545	8,328	7,022
Net real estate related charges (gains)	(669)	5,558	310	5,558
Other charges	1,464	(10)	2,043	6,521
Reversal of interest on tax items		(1)	(22)	(97)
Certain discrete tax items		-	(119)	753
Adjusted income from continuing operations	$ 10,970	$ 29,355	$ 6,956	$ 44,893

***The McClatchy Company***
Consolidated Statistical Report
(In thousands, except for preprints)

	Quarter 4
	Combined			Print Only			Digital

Revenues - Net:	2014	2013	% Change	2014	2013	% Change	2014	2013	% Change

Advertising
Retail	$109,968	$124,273	-11.5%	$86,687	$101,846	-14.9%	$23,281	$22,427	3.8%
National	13,853	17,186	-19.4%	8,757	12,046	-27.3%	5,096	5,140	-0.9%
Classified Total	47,690	51,499	-7.4%	24,719	27,333	-9.6%	22,971	24,166	-4.9%
Automotive	17,985	19,682	-8.6%	5,336	7,075	-24.6%	12,649	12,607	0.3%
Real Estate	7,041	8,103	-13.1%	4,466	4,906	-9.0%	2,575	3,198	-19.5%
Employment	7,696	8,125	-5.3%	3,467	3,467	0.0%	4,229	4,658	-9.2%
Other	14,968	15,589	-4.0%	11,450	11,885	-3.7%	3,518	3,704	-5.0%
Direct Marketing	37,525	41,370	-9.3%	37,525	41,370	-9.3%
Other Advertising	176	111	58.6%	176	111	58.6%
Total Advertising	$209,212	$234,439	-10.8%	$157,864	$182,706	-13.6%	$51,348	$51,733	-0.7%

Audience	95,478	90,757	5.2%
Other	12,924	12,361	4.6%
Total Revenues	$317,614	$337,557	-5.9%

Memo: Digital- only	$35,176	$33,952	3.6%
Excl Apartments.com	$35,176	$33,081	6.3%

Advertising Revenues by Market:
California	$35,262	$39,427	-10.6%	$27,276	$31,382	-13.1%	$7,986	$8,045	-0.7%
Florida	35,922	41,018	-12.4%	28,459	33,722	-15.6%	7,463	7,296	2.3%
Texas	21,806	24,809	-12.1%	16,393	19,279	-15.0%	5,412	5,530	-2.1%
Southeast	61,181	67,340	-9.1%	44,965	51,019	-11.9%	16,216	16,321	-0.6%
Midwest	36,276	40,776	-11.0%	26,959	31,282	-13.8%	9,317	9,494	-1.9%
Northwest	18,710	20,971	-10.8%	13,784	16,022	-14.0%	4,927	4,950	-0.5%
Other	55	97	-43.3%	28	0	0.0%	27	97	-72.2%
Total Advertising	$209,212	$234,438	-10.8%	$157,864	$182,706	-13.6%	$51,348	$51,733	-0.7%

Advertising Statistics for Dailies:
Full Run ROP Linage				3,967.1	4,042.5	-1.9%

Millions of Preprints Distributed				1,183.3	1,344.2	-12.0%

Audience:
Daily Average Total Circulation*				1,726.0	1,829.9	-5.7%
Sunday Average Total Circulation*				2,615.5	2,688.1	-2.7%
Monthly Unique Visitors							42,727.0	41,513.0	2.9%

Columns may not add due to rounding

* Reflects total average circulation based upon number of days in the period. Does not reflect AAM reported figures.

***The McClatchy Company***
Consolidated Statistical Report
(In thousands, except for preprints)

	December Year-to-Date
	Combined			Print Only			Digital

Revenues - Net:	2014	2013	% Change	2014	2013	% Change	2014	2013	% Change

Advertising
Retail	$374,425	$414,482	-9.7%	$292,736	$336,340	-13.0%	$81,689	$78,142	4.5%
National	50,796	62,558	-18.8%	33,444	43,549	-23.2%	17,352	19,009	-8.7%
Classified Total	200,193	213,928	-6.4%	104,482	116,344	-10.2%	95,711	97,584	-1.9%
Automotive	73,324	76,238	-3.8%	22,471	28,883	-22.2%	50,852	47,354	7.4%
Real Estate	30,240	33,786	-10.5%	19,300	20,715	-6.8%	10,939	13,072	-16.3%
Employment	35,402	38,779	-8.7%	15,824	16,901	-6.4%	19,578	21,878	-10.5%
Other	61,227	65,125	-6.0%	46,886	49,845	-5.9%	14,341	15,280	-6.1%
Direct Marketing	127,216	130,679	-2.7%	127,216	130,679	-2.7%
Other Advertising	476	481	-1.0%	476	481	-1.0%
Total Advertising	$753,106	$822,128	-8.4%	$558,354	$627,393	-11.0%	$194,752	$194,735	0.0%

Audience	366,592	346,311	5.9%
Other	48,177	46,409	3.8%
Total Revenues	$1,167,875	$1,214,848	-3.9%

Memo: Digital- only	$130,809	$121,542	7.6%
Excl Apartments.com	$130,447	$117,797	10.7%

Advertising Revenues by Market:
California	$127,770	$141,260	-9.5%	$97,126	$110,391	-12.0%	$30,644	$30,869	-0.7%
Florida	119,434	128,399	-7.0%	92,358	101,936	-9.4%	27,076	26,463	2.3%
Texas	79,989	88,873	-10.0%	59,418	67,495	-12.0%	20,571	21,378	-3.8%
Southeast	222,949	242,442	-8.0%	160,693	180,582	-11.0%	62,256	61,860	0.6%
Midwest	133,691	145,397	-8.1%	98,831	110,182	-10.3%	34,861	35,215	-1.0%
Northwest	69,128	75,367	-8.3%	49,855	56,807	-12.2%	19,272	18,560	3.8%
Other	145	390	-62.8%	73	0	0.0%	72	390	-81.5%
Total Advertising	$753,106	$822,128	-8.4%	$558,354	$627,393	-11.0%	$194,752	$194,735	0.0%

Advertising Statistics for Dailies:
Full Run ROP Linage				14,580.5	15,345.9	-5.0%

Millions of Preprints Distributed				3,900.8	4,349.3	-10.3%

Audience:
Daily Average Total Circulation*				1,708.2	1,827.9	-6.5%
Sunday Average Total Circulation*				2,609.3	2,672.8	-2.4%
Monthly Unique Visitors							43,221.0	38,009.0	13.7%

Columns may not add due to rounding

* Reflects total average circulation based upon number of days in period. Does not reflect AAM reported figures.

CONTACT: Ryan Kimball, Assistant Treasurer & Director of Investor Relations, 916-321-1849, rkimball@mcclatchy.com